[PA COMMERCE LOGO OMITTED]


                                    CONTACTS
                                    --------

Gary L. Nalbandian                                       Mark A. Zody
Chairman/President                                       Chief Financial Officer
                                 (717) 975-5630


                  PENNSYLVANIA COMMERCE BANCORP EARNINGS UP 32%
                  ---------------------------------------------
                              DEPOSITS INCREASE 25%
                              ---------------------

         July 22, 2004- Camp Hill, PA - Pennsylvania Commerce Bancorp, Inc. (NASDAQ Small Cap Market Symbol: COBH) parent company of Commerce Bank/Harrisburg, N.A. reported record earnings and increased deposits, assets and loans for the second quarter of 2004, it was announced today by Gary L. Nalbandian, Chairman of the bank holding company.

                             JUNE 30, 2004
                   SECOND QUARTER FINANCIAL HIGHLIGHTS
                   -----------------------------------

                                                                   %
                                                              Increase(1)
                                                            ---------------

* Total Assets:                         $1.18 Billion             40%

* Total Deposits:                       $ 978 Million             25%

* Total Loans (net):                    $ 588 Million             47%

* Total Revenues:                       $14.4 Million             38%

* Net Income:                           $ 2.2 Million             32%

* Diluted Net Income Per Share:         $0.86                     26%


(1)- Compared to June 30, 2003 Second Quarter Financial Highlights

         In commenting on the Company's financial results, Company Chairman Nalbandian said, "Our strong core deposit growth of 26% and loan growth of 47% produced strong top line revenues of $14.4 million for the second quarter, up 38% over the second quarter of 2003."

Some of our financial highlights were:

>> Total revenues increased $3.9 million, or 38%, for the second quarter of 2004 over the same period in 2003.

>>       Net income increased 32% over the second quarter of 2003.

>>       Earnings per share rose 26% for the second quarter to $0.86.

>> Core deposits grew $190 million, or 26%, over the prior 12-month period.

>>       Comparable store core deposits grew 19% over second quarter 2003.

>> Total loans grew $187 million, or 47%, for the prior 12 months including $81.4 million in growth during the second quarter of 2004 and $118.5 million for the first six months of 2004.

>> Net interest margin was 4.35% for the second quarter of 2004, up 6 basis points over the second quarter of 2003.

>>       The    Company's    total    deposit    cost   of    funds    including
         non-interest-bearing demand deposits was 0.91% for the second quarter of 2004 compared to 1.36% for the second quarter of 2003.


Income Statement
----------------

                                Three Months Ended                             Six Months Ended
                                     June 30,                                       June 30,
                    ------------------------------------------       ------------------------------------------
                                                        %                                                %
                       2004             2003         Increase           2004             2003         Increase
                    ------------------------------------------       ------------------------------------------
                    (dollars in thousands, except per share data)    (dollars in thousands, except per share data)

Total Revenues:     $ 14,357          $10,411           38%           $27,911          $20,206          38%

Total Expenses:       10,449            7,427           41%            20,566           14,455          42%

Net Income:            2,181            1,658           32%             4,109            3,306          24%

Diluted Net Income
Per Share:            $ 0.86           $ 0.68           26%            $ 1.62           $ 1.36          19%


Balance Sheet
-------------

                         06/30/04                 06/30/03              % Change
                  --------------------------------------------------------------
                                        (dollars in thousands)

Total Assets:           $1,184,870               $ 845,297                 40%

Total Loans (net):         588,398                 401,073                 47%

Core Deposits:             921,843                 731,485                 26%

Total Deposits:            978,258                 782,733                 25%




Shareholder Returns
-------------------
     (as of June 30, 2004)
                                        Commerce                   S & P Index
                                        --------                   -----------
         1 year                           +31%                          19%
        5 years                           +17%                          -2%
       10 years                           +24%                          12%



Total Deposits
--------------

         The Company's strong growth continues with total deposits at June 30, 2004 reaching $978 million, a $195 million, or 25%, increase over total deposits of $783 million at June 30, 2003.


                                      6/30/04                6/30/03             $ Increase          % Change
                                      -------                -------             ----------          --------
                                                               (dollars in thousands)
Core Deposits:                       $ 921,843              $ 731,485             $190,358             26%

Total Deposits:                        978,258                782,733              195,525             25%



Core Deposits
-------------

         Core deposit growth by type of account is as follows:

                                                                          2nd Quarter          Annual
                                         6/30/04          6/30/03        Cost of Funds        Growth %
                                         -------          -------        -------------        --------
                                                            (dollars in thousands)
Demand                                  $ 180,783        $ 154,580           0.00%               17%

Interest Bearing Demand                   303,859          215,096           0.90                41

Savings                                   266,512          232,175           0.90                15

Time                                      170,689          129,634           2.36                32
                                     -------------  ---------------   --------------------   ------------

      Total Core Deposits               $ 921,843        $ 731,485           0.84%               26%



         The Company's deposit cost of funds including non-interest-bearing demand deposits was 0.91% for the second quarter of 2004 compared to 1.36% for the second quarter of 2003. Total cost of all funding sources was 1.19% for the second quarter of 2004 compared to 1.54% for the second quarter of 2003.

         The Company considers core deposits as all deposits other than public certificates of deposit and measures comparable store deposit growth as the annual percentage increase in core deposits for branch offices open two years or more. As of June 30, 2004, 16 of Commerce's 23 branches have been open for two years or more.


Net Income and Earnings Per Share
---------------------------------

         Net income totaled $2.2 million for the second quarter of 2004, up $523,000, a 32% increase over net income of $1.7 million as reported for the second quarter of 2003.

         Net income per share on a fully diluted basis for the second quarter was $.86, a 26% increase over the $.68 recorded for the same period a year ago.



                                   Three Months Ended                                    Six Months Ended
                                        June 30,                                             June 30,
                    --------------------------------------------------    ------------------------------------------------
                                                            %                                                   %
                        2004             2003           Increase             2004            2003           Increase
                    --------------------------------------------------    ------------------------------------------------
                      (dollars in thousands, except per share data)         (dollars in thousands, except per share data)
Net Income:           $ 2,181          $1,658             32%             $ 4,109          $3,306              24%

Diluted Net Income
Per Share:              $ .86           $ .68             26%              $ 1.62          $ 1.36              19%


         For the first six months of 2004, net income totaled $4.1 million, up $803,000 or 24%, over net income of $3.3 million for the first six months of 2003.

         Net income per share, on a fully diluted basis, was $1.62 for the first six months of 2004, a 19% increase over $1.36 for the same period in 2003.


Total Revenues
--------------

                             Three Months Ended                                    Six Months Ended
                                 June 30,                                            June 30,
               -------------------------------------------------  --------------------------------------------------
                                                     %                                                   %
                   2004             2003           Increase            2004              2003          Increase
               -------------------------------------------------  --------------------------------------------------
                            (dollars in thousands)                               (dollars in thousands)
Total Revenues:   $14,357         $10,411            38%              $27,911          $20,206            38%


         Total revenues (net interest income plus non-interest income) increased $3.9 million to $14.4 million, a 38% increase over the second quarter of 2003.

         Total revenues for the second quarter of 2004 resulted from a 42% increase in net interest income and a 23% increase in non-interest income.

Net Interest Income and Net Interest Margin
-------------------------------------------

         Net interest income for the second quarter of $11.6 million represented a 42% increase over the $8.2 million recorded in the second quarter of 2003. For the first six months of 2004, net interest income totaled $22.6 million, up 43% over the $15.8 million recorded in the first six months of 2003. The Company's strong, low-cost core deposit growth fueled volume increases in the level of interest earning assets, which resulted in the increase in net interest income for the quarter and the first six months.

         The net interest margin for the second quarter of 2004 was 4.35% compared to 4.29% for the second quarter of 2003. The net interest margin for the first six months of 2004 was 4.38%, up 16 basis points over the first half of 2003. The increase in net interest margin was primarily due to a decrease in the Company's cost of deposit funds to 0.92% during the first six months of 2004 versus 1.46% for the same period in 2003.

Non-Interest Income
-------------------

         Non-interest income for the second quarter of 2004 increased to $2.7 million from $2.2 million for the second quarter of 2003, a 23% increase. Non-interest income for the first six months of 2004 was $5.3 million, a 20% increase over the $4.4 million earned in the first six months of 2003.

         The growth in non-interest income for the second quarter and the first six months was reflected in increased deposit charges and service fees as more fully depicted below:


                                    Three Months Ended                                     Six Months Ended
                                         June 30,                                              June 30,
                     ------------------------------------------------      -----------------------------------------------
                                                          %                                                       %
                           2004           2003         Increase                 2004            2003           Increase
                     ------------------------------------------------      -----------------------------------------------
                         (dollars in thousands)                                (dollars in thousands)
Deposit Charges          $ 2,517         $1,928           31%                 $ 4,758         $ 3,732             27%
& Service Fees:

Other Operating Income       199            288         (31)%                     544             675           (19)%
                       ---------------------------------------------      -----------------------------------------------
                         $ 2,716         $2,216           23%                 $ 5,302         $ 4,407             20%



Non- Interest Expenses
----------------------

         Non-interest expenses for the second quarter of 2004 were $10.4 million, up 41% from $7.4 million recorded in the second quarter of 2003. The increase in non-interest expenses for the second quarter is primarily a result of the Company's rapid growth during the last 12 months and also reflects substantial infrastructure expenditures made by the Company to support future growth.

         The Company opened five new branch offices between mid-June 2003 and the end of December 2003, two of these representing the Company's initial entry into the Berks County market. Also, as of June 30, 2004, seven of the Company's 23 branch offices were constructed within the past two years. As a result of this rapid expansion and planned future growth, the Company has incurred increased expenses to construct the new branch offices and hire the appropriate personnel at all levels which allows it to continue to provide its high level of customer service and convenience.

Lending
-------

         Loans increased $187 million, or 47%, to $588 million from $401 million at June 30, 2003. This growth was represented across all loan categories as shown in the table on the next page.

         The composition of the Company's loan portfolio is as follows:

                                                    Loan Composition
                                                    ----------------

                          6/30/04         % of Total            6/30/03         % of Total        $ Increase        % Increase
                      ----------------   --------------     ---------------    ------------     ----------------  --------------
                                                                      (dollars in thousands)
Commercial                  $ 158,364               27 %          $ 96,873              24 %           $ 61,491              63 %

Consumer                       88,443               15              53,939              13               34,504              64

Commercial Real Estate        264,511               44             184,191              45               80,320              44

Residential                    84,099               14              71,737              18               12,362              17
                      ----------------   --------------     ---------------    ------------     ----------------  --------------

   Gross Loans              $ 595,417              100 %         $ 406,740             100 %          $ 188,677

   Less:  Reserves             (7,019)                              (5,667)                              (1,352)
                      ----------------                      ---------------                     ----------------
   Net Loans                $ 588,398                            $ 401,073                            $ 187,325              47 %




Asset Quality
-------------

         Asset quality continues to be strong as non-performing assets and loans 90 days past due at June 30, 2004 totaled $1.2 million, or .11%, of total assets, versus $1.9 million, or .24%, of total assets one year ago. Net charge-offs as a percentage of average loans outstanding for the second quarter of 2004 were .04%, as compared to .08% for the same period last year.

         The Company's asset quality results are highlighted below:

                                                   Three Months Ended
                                                   ------------------

                                               6/30/04           6/30/03
                                               -------           -------

Non-Performing Assets/Assets                     0.11%             0.24%
Net Loan Charge-Offs                             0.04%             0.08%
Loan Loss Reserve/Gross Loans                    1.18%             1.39%
Non-Performing Loan Coverage                      855%              325%
Non-Performing Assets/Capital
     and Reserves                                   2%                4%


Investments
-----------

         The Company's investment portfolio increased by 48%, to $503 million from $341 million one year ago.

         The portfolio, consisting mainly of high quality U.S. Government agency and mortgage-backed obligations, has a weighted average yield of 4.97% and a current weighted average duration of 5.3 years as of June 30, 2004.

         The   depreciation   in  the  available  for  sale  portfolio   totaled
approximately $4.9 million at June 30, 2004.

Capital
-------

         Stockholders' equity at June 30, 2004 totaled $54.2 million, an increase of 19%, over stockholder's equity of $45.4 million at June 30, 2003. Return on average stockholders' equity ("ROE") for the second quarter of 2004 was 17.14% as compared to 14.48% for the second quarter of 2003. ROE for the first six months of 2004 was 15.99% compared to 14.83% for the first six months of 2003.

         The Company's capital ratios at June 30, 2004 were as follows:

                                                    Regulatory Guidelines
                           Commerce                   "Well Capitalized"
                           --------                   ------------------
Leverage Ratio               5.80%                            5.00%
Tier 1                       8.72                             6.00
Total Capital                9.63                            10.00

Retail Activities
-----------------

>> In the second quarter, the Company began construction on a new branch office in Lebanon, PA. This will be the second office for Commerce located in Lebanon County and the 24th office overall for the Company. Grand opening celebrations will be held in the early fall of 2004.

>> "Same store core deposit growth" at June 30, 2004 was 19% compared to the same period one year ago.

>> Commerce continues its leading role in on-line banking with its penetration rate of 38%, which is one of the highest in America.

>> Commerce serves customers in Cumberland, Dauphin, Lebanon, York, and Berks counties.

>> Commerce is a member of "the Commerce Bank Network" led by Commerce Bancorp (NYSE: CBH) in Cherry Hill, N.J.



                           FORWARD-LOOKING STATEMENTS

         The Company may from time to time make written or oral "forward-looking statements," including statements contained in the Company's filings with the Securities and Exchange Commission, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

         These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company's control). The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan" and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Company's financial performance to differ materially from that expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System (the "FRB"); inflation; interest rate, market and monetary fluctuations; the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers; the willingness of customers to substitute competitors' products and services for the Company's products and services and vice versa; the impact of changes in financial services' laws and regulations (including laws concerning taxes, banking, securities and insurance); the impact of the rapid growth of the Company; the Company's dependence on Commerce Bancorp, Inc. to provide various services to the Company; changes in the Company's allowance for loan losses; effect of terrorists attacks and threats of actual war;

unanticipated regulatory or judicial proceedings; changes in consumer spending and saving habits; and the success of the Company at managing the risks involved in the foregoing.

         The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company.